SYMONS CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

UPDATED & REVISED JANUARY 11, 2019

TABLE OF CONTENTS

SECTION 1.	INTRODUCTION/PURPOSE
SECTION 2.	PERSONS COVERED BY THIS CODE
SECTION 3.	STANDARDS OF BUSINESS CONDUCT
	3.1	Fiduciary Duty and Compliance with Regulations
	3.2	Conflicts of Interest
	3.3	Disclosure of Personal Interest
	3.4	Confidentiality
SECTION 4	INSIDER TRADING
SECTION 5	PERSONAL CONDUCT
	5.1	Gifts and Entertainment
	5.2	Political Contributions
	5.3	Service on a Board of Directors
	5.4	Other Outside Activities
SECTION 6	PERSONAL SECURITIES TRADING
	6.1	Overview
	6.2	Definitions
	6.3	Pre-Clearance Policy and Procedures
	6.4	Personal Securities Transactions in Initial Public Offerings and Private Placements/Limited Securities Offerings
	6.5	Reporting Requirements
	6.6	Review of Reportable Personal Securities Transactions and Holdings
SECTION 7	ADMINISTRATION AND ENFORCEMENT
	7.1	Administration of the Code
	7.2	Failure to Comply with the Code – Sanctions
	7.3	Recordkeeping Policy

Exhibit A	Code of Ethics Receipt and Acknowledgement
Exhibit B	Outside Business Activities Notification Form
Exhibit C	Annual Personal Securities Holdings

SECTION 1. INTRODUCTION/PURPOSE

Rule 204A-1 under the Investment Advisers Act of 1940 (“Adviser’s Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a Code of Ethics (“Code”) that sets forth standards of conduct and requires compliance with federal securities laws. In addition, Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”) requires each investment adviser to a registered investment company to adopt a written Code which outlines standards of conduct and addresses conflicts that arise from personal trading.

The purpose of this Code is to set the tone and provide guidance for the conduct and professionalism of all supervised persons of Symons Capital Management, Inc. (“SCM”). By doing so, we expect to protect our clients from potential misconduct, educate supervised persons regarding what laws and expectations govern their conduct, remind supervised persons that they are in a position of trust at all times, protect the integrity and reputation of SCM, guard against violation of securities laws, and establish procedures for supervised persons to follow so that SCM can determine compliance with our ethical principles.

In general, this Code of Ethics is designed to affirm SCM’s overarching fiduciary duty to our clients, and the obligation of every supervised person to uphold this fundamental duty. This means that the interests of clients are placed first at all times; the identity and financial circumstances of clients is confidential; all personal securities transactions must be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or abuse of our position of trust; information concerning our securities holdings is confidential; and independence in the investment decision-making process is paramount.

In addition, it is important for every supervised person to understand that our reputation for integrity, honesty and professionalism is critical to the long-term success of SCM, and that all of our conduct, whether or not covered by specific provisions of this Code or the Compliance Manual, reflects on both our reputation and our fulfillment of our fiduciary duty to our clients.

Failure to comply with this Code or the Compliance Manual may result in disciplinary action, including termination of employment as more fully discussed in Section 7.

SECTION 2. PERSONS COVERED BY THIS CODE

This Code is generally applicable to all supervised persons of SCM, which includes colleagues, directors, officers and any other persons who act on the Firm’s behalf and are subject to the Firm’s supervision and control. All SCM supervised persons are subject to the requirements of this Code of Ethics.

Family members. For purposes of personal securities reporting requirements, terms such as “colleague,” “supervised person,” or “access person” are defined to also include the person’s immediate family living in the supervised person’s household (including any relative by blood or marriage – spouses, parents, children – young or adult). And “account” is defined as any account in which he or she has a direct or indirect beneficial ownership interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the supervised person’s household but partners and colleagues should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

SECTION 3. STANDARDS OF BUSINESS CONDUCT

3.1 Fiduciary Duty and Compliance with Regulations.

All supervised persons must comply with all applicable federal securities laws1. In general, each supervised person of SCM owes a fiduciary duty to clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of clients, (ii) taking inappropriate advantage of one’s position with SCM, and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

In addition, Rule 17j-1 imposes additional duties. Under Rule 17j-1, it is unlawful for any affiliated person of an investment adviser for a Fund, in connection with the purchase or sale, directly or indirectly by such person of a security “held or to be acquired” by the Fund:

●	To employ any device, scheme or artifice to defraud the Fund;
●	To make any untrue statement of material fact to the Trust or omit a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or
●	To engage in any manipulative practice with respect to the Fund.

SCM takes its role as fiduciary to our clients very seriously. As part of that duty, a colleague must not engage in personal securities transactions that may be deemed to take inappropriate advantage of his/her position in relation to our clients. The Firm and its supervised persons are obligated to avoid any conflict, potential conflict, or even the appearance of any potential conflict with our clients’ best interests. All colleagues must be mindful of this obligation, use their best efforts to honor it, and report promptly to the Chief Compliance Officer (“CCO”) any actions that they feel may be in conflict with SCM’s fiduciary obligation.

3.2. Conflicts of Interests

As a fiduciary, each supervised person of SCM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of our clients at all times. Compliance with this duty can be achieved by trying to avoid conflicts of interest by fully disclosing all material facts concerning any conflict that does arise with respect to any client and by trying to avoid any situation that may have even the appearance of conflict or impropriety. Knowledge about pending or currently considered securities transactions may not be used to profit personally, directly or indirectly, such as by personally purchasing or selling such securities.

3.3. Disclosure of Personal Interest.

Portfolio Managers and Traders are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the CCO.

[1]	Federal securities laws include the following: Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

3.4 Confidentiality

Information concerning the identity of security holdings, financial circumstances, or any other information of or about clients is confidential. All information about clients must be kept in strict confidence, including the client’s identity, unless the client consents.

All information concerning stocks selected by SCM and market actions expected to be taken by SCM is proprietary to SCM and constitutes trade secrets of SCM. Colleagues agree to keep such information strictly confidential and not to disclose such information to any third party or otherwise use such information for any purpose other than performing the work of SCM.

SECTION 4. INSIDER TRADING

"Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

"Non-public information" is information that has not been effectively communicated to the market place.

All supervised persons, independent contractors, and consultants are strictly prohibited from trading for their own accounts, or accounts of their customers, friends, family or relatives while in possession of material non-public information. Any supervised person of SCM who believes he or she may possess non-public information should notify the CCO immediately.

The CCO will review the suspected non-public information and will discuss it with the Chief Executive Officer (CEO) and Chief Operating Officer (COO) to determine the level of materiality and action to be taken. The supervised person possessing the possible non-public information may be prohibited from participating in research, discussions or trading related to that security without providing details to other colleagues. If the information is deemed material, the security will be placed on a restricted list until such time as the information becomes public or activity occurs that warrants reassessment of the restriction. No client or personal trading will be allowed in a security restricted due to possession of material non-public information. If the information is not made public after one year, the CCO, CEO and COO will reevaluate it for materiality through conversations with the supervised person and research on the internet and Bloomberg, and decide if the restriction will be extended for another year or lifted. The occurrence of any such incident will be documented on Code Red, Moxy and the SCM Compliance Program.

All of the above persons are strictly prohibited from communicating any actual or suspected non-public information to other persons, other than SCM personnel involved in the matter who have a need to know such information and the firm's outside advisers retained to handle the matter.

SCM obtains information from a wide variety of publicly available sources. We do not have, and do not claim to have, sources of inside or private information. In the normal course of our business it would be unlikely that our colleagues would have access to non-public information.

SECTION 5. PERSONAL CONDUCT

As noted above, colleagues are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with clients. In this spirit, the following are required of all supervised persons:

5.1 Gifts and Entertainment

Every supervised person must be aware of and avoid possible conflicts of interest involving gifts and entertainment. The overriding principle is that no supervised person should accept inappropriate gifts, favors, entertainment, special accommodations, or other offerings of material value that could influence his or her decision-making, or make them feel inappropriately beholden to a person or firm. Similarly, no supervised person should offer gifts, favors, entertainment or other offerings of value that could be viewed as overly generous, aimed at inappropriately influencing decision-making, or making the recipient feel inappropriately beholden to SCM or the supervised person. No cash should be offered or accepted, and other gifts or entertainment should be reasonable and appropriate under all the relevant facts and circumstances.

SCM Colleagues are expressly prohibited from soliciting gifts, special accommodations and similar items of value for themselves or the Firm. In addition, colleagues should only accept or offer gifts, favors, entertainment or other items of value that (1) would not be embarrassing to either the colleague or the Firm if made public, (2) do not violate any law or regulation, (3) are consistent with customary business practices, and (4) could not reasonably be construed as compensation or special treatment.

SCM acknowledges the SEC’s guidance regarding Section 17(e)(1) of the Investment Company Act of 1940, and the implication that a conflict of interest may arise when personnel of a fund’s investment adviser are presented with gifts, favors or other forms of consideration (gifts or entertainment) from persons doing business, or hoping to do business, with SCM mutual funds. SCM further acknowledges that receipt from time-to-time of gifts of nominal value would not influence a Colleague’s decision to do business with the contributor. The policies below are not intended to prohibit small, commonplace gifts among business associates in the ordinary course of business. Modest gifts to express appreciation, recognize notable circumstances or achievements or address a particular interest are acceptable in customary context and frequency. A key question is whether the gift could reasonably be expected to compromise the objectivity of the colleague in the eyes of clients. The value levels of gifts that introduce these concerns will vary based on context.

Similarly, colleagues are not restricted from participating in customary business-related entertainment (including meals, sporting events and other activities) that is reasonable in scope and frequency. As with non-entertainment related gifts, the overriding concern is whether participation would have either the effect or appearance of detracting from the colleague’s independent judgement and commitment to the best interests of clients. The nature and expense of events that raise the specter of improper influence will vary based on circumstances.

Gift and Entertainment Policy

Supervised persons must obtain approval from the CEO before giving or accepting any gift or entertainment with a value in excess of $500 from any person or entity that does business or seeks to do business with SCM directly or on behalf of any client. In the CEO’s absence, the COO may grant these approvals.

Gifts and entertainment are valued at the higher of face value or actual cost. Supervised persons should apply a reasonable estimate of the gift value when the actual cost information is unavailable. Gifts of cash or cash equivalents between supervised persons and any such persons are prohibited in any amount. Supervised persons are also asked to seek approval for gifts of lesser values that would be reasonably likely to raise real or perceived objectivity concerns due to their content or context.

Gifts and entertainment valued at less than $500 do not require prior approval, but proper reporting is still required. SCM must report any gifts and entertainment the Firm provided to affiliates of trade unions in excess of $250 per year (cumulative value).

Note: Entertainment for which the sponsoring or inviting party or its representative is not present is considered a gift. Those items should be pre-cleared and reported under the Gift Policy accordingly.

Approvals and Reporting

Prior approval of gifts and entertainment in excess of $500 should be sought in advance when possible and otherwise promptly following receipt. Gifts in excess of this threshold will be recorded in the Gift Log by the Vice President, Administration and reviewed quarterly by the COO and CCO. Log entries will include the date of the gift, the giving and receiving persons, a brief description and the value of the gift.

Each quarter, all supervised persons are required to complete a Gifts and Entertainment Certification verifying all gifts and entertainment were properly pre-cleared and reported in accordance with this policy for the preceding quarter.

The thresholds provided within are guidelines and should not be relied upon as a substitution for the professional judgement of colleagues when gifts of lesser values, due to the frequency or particular circumstances associated therewith, raise concerns of real or perceived impropriety.

The following will be maintained by the Vice President, Administration for a period of five years from fiscal year end of last use, with at least two years on-site:

All direct and indirect gifts and entertainment expenses made by SCM and its supervised persons indicating:

○	Name and title of each contributor
○	Name and title of each recipient
○	Amount and date of each gift or entertainment expense
○	Whether subject to LM-10 rules governing labor unions and labor trusts
○	Whether grantor or recipient is a client or service provider of SCM.

5.2 Political Contributions

No supervised person shall make or solicit any political contribution for the purpose of obtaining or retaining advisory contracts with government entities. Contributions by a supervised person made to any elected official who, within two years of the contribution, is in a position to influence the retention or has legal authority to retain SCM, will result in the firm’s prohibition in receiving any adviser fees from that government entity for a period of two years. Supervised persons are therefore not permitted to coordinate, or to solicit any person or political action committee to make:

●	Any contribution to an official of a government entity to which SCM is providing or seeking to provide investment advisory services; or
●	Any payment to a political party of a State or locality where SCM is providing or seeking to provide investment advisory services to a government entity.

All political contributions by a supervised person to any official, PAC, or given through a third party must be reported to and pre-cleared in writing by the CCO. If and only if a contribution does not present a conflict of interest or harm SCM’s ability to obtain clients, will the supervised person be allowed to make such a contribution. Generally, the following de minimus contributions will be approved:

●	Contributions in aggregate of $350 or less, made by a supervised person to an official for whom the supervised person was entitled to vote at the time of the contributions;
●	Contributions in aggregate of $150 to an official for whom the supervised person was not entitled to vote at the time of the contribution.

In addition, all supervised persons are required to either certify quarterly that they have not made any political contributions during the preceding quarter or certify that all political contributions made during the preceding quarter have been pre-cleared in writing by the CCO.

Indirect actions by a supervised person that would result in a violation of the Political Contribution Rule, Rule 206(4)-5, if done directly, are prohibited.

Exceptions for De Minimis Contributions. Supervised persons are permitted to make aggregate contributions under certain thresholds, without triggering the two-year "time out." The de minimis amounts are $350 per candidate per election if you are entitled to vote for them and $150 if you are not. These de minimis exceptions are available only for contributions by supervised persons, not SCM.

Exceptions for Return Contributions. This exception, created to enable Advisers to cure an inadvertent political contribution made by a supervised person to an official for whom the supervised person is not entitled to vote, is available for aggregate contributions that do not exceed $350 to any one official, per election. SCM must have discovered the contribution that resulted in the violation within four months of the date such contribution was made, and within 60 days after learning of such contribution, the contributor must return the contribution.

Look-Back Provisions. The Rule's look-back requirements continue to apply to an Adviser that does not currently have any government entity clients. Consequently, an Adviser that did not previously provide advisory services to a government entity and therefore had not maintained records required under this Rule, would be required to determine whether any contributions made by the firm or its supervised persons, and any former supervised persons, would subject the Adviser to the two-year "time out" period prior to the Adviser accepting compensation from a new government entity client.

The two-year time out restriction will generally apply to SCM in the event that a newly hired supervised person has made a prohibited contribution prior to the commencement of his or her employment if the supervised person solicits clients for SCM. The ban will apply for a "look-back" period of up to two years, beginning from the date of the contribution. However, if the new supervised person does not solicit clients on behalf of SCM, the two-year ban period is reduced to a maximum of six months.

As such, all newly hired supervised persons must report to the CCO upon employment, all political contributions made two years prior to the commencement of his or her employment.

Furthermore, the two-year or six-month ban will continue to apply to SCM for the duration of the ban period in the event that the supervised person who made the relevant contribution is no longer employed by SCM. The SEC has indicated that this 'look-forward' provision is intended to prevent a firm from channeling contributions through departing colleagues.

The following will be maintained by the CCO for a period of five years from fiscal year end of last use, with at least two years on-site:

●	Names, titles and address (business & home) of Supervised persons
●	Clients that are government entities (past 5 years, not prior to September 13, 2010)
●	All direct and indirect political contributions made by SCM and supervised persons (in chronological order) indicating:

○	Name and title of each contributor
○	Name and title of each recipient
○	Amount and date of each contribution or payment
○	Whether subject to exception from returned contributions

5.3 Service on a Board of Directors

No supervised person may serve on the board of directors of a publicly traded corporation without prior approval of the CCO, so that a determination can be made with respect to any potential conflict of interest that may arise and whether or not additional procedures or disclosure may be required.

5.4 Other Outside Activities

Before engaging in outside business or investment activities, which includes any business activity for which the colleague receives compensation, all colleagues must obtain prior approval from the CCO. In evaluating these requests, the CCO will consider the following, among other factors:

●	Whether the outside activity creates an actual or potential conflict of interest;
●	Whether the purpose and duties of the outside activity are consistent with SCM;
●	Whether there is a risk that the Firm will be seen as associated with the outside activity;
●	Whether the colleague will be involved in financial decisions of the outside employer and the resulting risks to SCM.

No supervised person may engage in outside business or investment activities that may interfere with their duties to SCM. Every colleague should disclose any personal interest that might present a conflict of interest or harm the reputation of SCM. The Outside Business Activity Notification Form (Exhibit B) is required to be submitted to the CCO for evaluation of these requests.

SECTION 6. PERSONAL SECURITIES TRADING

6.1 Overview

The objective of this policy is to provide guidance on when it is permissible for colleagues and their family members to trade in their respective personal accounts (and accounts over which they have trading authority or exercise similar influence), when such actions are prohibited, and the protocol to be followed when personal trading is conducted. All colleagues of SCM are currently deemed to be Access Persons for SEC purposes. In all cases, this Policy is designed with a view to avoid the risk of situations arising whereby colleagues and SCM could be harmed through damaged reputation, regulatory or legal action.

For the purposes of this Policy, personal trading activities are considered to include trading activities of Access Persons and their family members living in the same household, as well as activities in any other account(s) over which the access person and/or family members have an interest, trading authority or exercise similar influence other than in the course of employment (e.g. a colleague’s activities as the treasurer or investment officer of a charitable organization or foundation, or acting as an informal investment advisor for relatives, friends or investment clubs).

Colleagues must be sensitive to any impropriety, whether real or perceived, in connection with their personal securities transactions. Colleagues are prohibited from front running and scalping.

●	Front running is the unethical practice of trading an equity based on information from an analyst before clients have been given the information or a trade is executed in a strategy composite.
●	Scalping is a trading strategy that attempts to make many profits on small price changes.

6.2 Definitions

Reportable Account: Any account at a broker, dealer, bank or other financial institution in which transactions in Reportable Securities may be executed. These accounts include Section 529 plans and retirement plan accounts, such as 401(k) and 403(b) plans, if the account can execute transactions in a Reportable Security.

Reportable Fund: Any Fund for which the Adviser serves as investment adviser as defined in the Investment Company Act of 1940. Any Fund whose investment adviser controls, is controlled or is under common control with the Adviser. The Symons Funds are reportable funds under this Code.

Reportable Security: Any security except (i) direct obligations of the U.S. government; (ii) bankers' acceptances, CDs, commercial paper and high-quality short-term debt instruments including repurchase agreements; and (iii) shares of unaffiliated open-end mutual funds (ETFs, closed-end funds and open-end funds advised by the Adviser must be reported).

Prohibited Investments: Access persons are not permitted to trade in the following securities:

●	Repurchase Agreements
●	Good till Cancelled trades (due to potential timing issues)
●	Equities, Options or Futures that are contradictory to SCM Strategy holding (options/futures in direct opposition to SCM Strategy holding)
●	Any investment that would be contradictory to any SCM Strategy holding (any investment in direct opposition to SCM Strategy holding).

6.3. Pre-Clearance Policy and Procedures

All self-directed trades of reportable funds and securities in an access person’s reportable accounts must be pre-approved in writing prior to trading.

The trade pre-clearance requirement does not apply to transactions in personal accounts managed by an investment manager on a discretionary basis, where the colleague has no direct or indirect influence over trades in the account. This includes colleague accounts managed by SCM in a test or live strategy. However, documentation to support the investment manager’s discretion must be provided to SCM immediately upon opening the account or being hired by SCM, and monthly account statements must be sent to SCM’s CCO and Hardin Compliance Consulting for review.

In addition, the following transactions do not require pre-clearance:

(1) Routine incremental investments (i.e. automatic investment programs2);

(2) Routine withdrawals (i.e. automatic withdrawal/payment programs3); and

(3) Transactions in open-end investment companies (mutual funds) except for Symons Funds. With regard to routine incremental investments and withdrawals:

Initial requests must be submitted for pre-clearance, as well as any changes, including the termination of incremental investments. Approval is not required for each subsequent trade.

Pre-clearance requests shall be emailed to Personal-Trade@symonscapital.com.

A request shall include the following:

●	Custodian and Account # where trade is to occur
●	Security name/ticker
●	Quantity
●	Transaction type (i.e. buy, sell) and timing (allow for review time for trade; if timing is critical, you should submit your pre-clearance request prior to desired trade time.)
●	If your trade is of a volatile nature and requires immediate attention, please include “Priority” in the subject line of your email.

The request will be reviewed by the designated VP, Research, who will respond as soon as reasonably possible. Additional information and/or documentation may be requested prior to granting clearance. No trade may be attempted until approval is received. Any denial of request will include the reasons/circumstances.

Note: Unless stated in the pre-clearance approval, approval expires at the end of the third business day in which it is received. For example, if approval is granted on Monday it would be valid until the close of business on Wednesday.

Upon completion of the trade, details (date, price, etc.) should be communicated by responding to the original pre-clearance request email.

[2]	Program in which regular periodic purchases are made automatically in investment accounts in accordance with a predetermined schedule and allocation.
[3]	Program in which regular periodic withdrawals are made automatically from investment accounts in accordance with a predetermined schedule and allocation.

If the pre-clearance request is for the designated VP, Research or he/she is unavailable, approval responsibility falls to the CCO, COO and/or CEO.

At times SCM and/or its access persons may take positions in the same securities as clients. To avoid conflicts with clients, ordinarily such trades will occur as part of block trades with client accounts. Whenever possible, trades should be placed through the SCM trade desk. The SCM trade desk has discretion and may delegate execution. Portfolio managers cannot trade in their own accounts. Any delegation of trade execution shall be documented in the request email chain.

6.4	Personal Securities Transactions in Initial Public Offerings and Private Placements or Limited Securities Offerings

In accordance with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940, Access Persons must obtain prior approval for any investment in an initial public offering (IPO) or Limited Offering. IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act. Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. Access Persons SHALL NOT obtain issues from a primary underwriter.

Supervised persons may not acquire any securities in an initial public offering or limited offering, such as a private placement, without express prior written approval from the CEO, COO and/or CCO. Consideration of prior approval may include whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his or her position with SCM.

6.5 Reporting Requirements. These reporting requirements apply to all SCM colleagues:

Initial Holdings

All colleagues must provide the CCO with an Initial Holdings Report within 10 days of becoming an Access Person. The report must include a list of all reportable accounts and the reportable securities holdings in each account. The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person. Reports must include the title and type of security, ticker symbol or CUSIP number, number of shares, principal amount, name of the custodian broker/dealer or bank, and the date of the report. Documentation will consist of a completed electronic certification along with brokerage account statements.

Annual Holdings

All colleagues must submit an Annual Holdings report by January 30. The report must include a list of all reportable accounts and the reportable securities holdings in each account as of December 31. Reports must include the title and type of security, ticker symbol or CUSIP number, number of shares, principal amount, name of the custodian broker/dealer or bank, and the date of the report. Documentation will consist of the completed and signed SCM Annual Personal Holdings form (Exhibit C) along with brokerage account statements.

Quarterly Reporting

All colleagues must provide copies of monthly brokerage statements to the CCO and Hardin Compliance. If monthly statements are not generated, statements must be provided at least quarterly for any reportable securities. The statements must disclose the date of transaction, name of the security, ticker symbol or CUSIP number, nature of transaction (i.e. buy or sell), number of shares, interest rate and maturity date if applicable, unit price and total amount, and through whom it was executed. Each Access Person shall submit quarterly (no later than 30 calendar days after the end of each quarter) a completed electronic Quarterly Personal Security Transaction certification. This certification is submitted whether or not any transactions have occurred. The certification in conjunction with the applicable brokerage account statements, constitutes each access person’s quarterly holdings and transaction reports.

Note: Brokerage statements for accounts where investments are limited to mutual funds are requested quarterly but must be provided at least annually.

Note: Brokerage statements for accounts managed by another investment manager on a discretionary basis are collected at least quarterly. This includes colleague accounts managed by SCM in one of the SCM strategies (either test strategy or live strategy).

6.6 Review of Reportable Personal Securities Transactions and Holdings

The CCO, or designee, will review all access persons’ holdings and transactions reports to confirm there were no violations of the Code or evidence of improper trading or conflicts of interest. SCM’s outside compliance consulting firm reviews the CCOs reports.

SECTION 7. ADMINISTRATION AND ENFORCEMENT

7.1 Administration of the Code

The CCO will administer the Code and institute procedures reasonably necessary to review reports submitted by colleagues and to prevent Code violations. In addition, supervised persons are responsible for promptly reporting any Code violations to the CCO.

Among other things, the CCO is responsible for the identification of access persons and training them on the requirements of the Code and their reporting obligations. New employees are trained upon commencement of their employment. Additionally, the CCO coordinates an annual compliance training session attended by all supervised persons. The Code provisions are included as part of the annual training. All colleagues are required to acknowledge initially upon commencement of employment and annually thereafter that they have read, understand and agree to compliance with the Code. Any amendments to the Code will be distributed and require an acknowledgement form be completed and returned to the CCO. Refer to Exhibit A for a copy of the Code of Ethics Acknowledgement.

At some time during each calendar year, as part of the annual review of SCM’s compliance program, the CCO will review the adequacy of the Code and the effectiveness of its implementation. The results of the review will be documented as part of the Annual Review of the Firm’s Compliance Program.

Unified Trust Board Oversight

The mutual fund’s CCO and Board of Trustees reviews and approves this Code of Ethics and any material changes within six months following the adoption of the material changes. Upon request from the fund CCO, SCM’s CCO is responsible for providing periodic reporting to the Fund Board regarding any material violations of the Code or procedures and the sanctions imposed. In addition, SCM’s CCO is required to periodically certify to the Board that the Adviser has adopted procedures reasonably designed to prevent access persons from violating the Code of Ethics.

7.2 Failure to Comply with the Code – Sanctions

All supervised persons are required to report violations of the Code promptly to the CCO, or to the CEO (who will then inform the CCO). Possible violations could include noncompliance with applicable laws and regulations; fraud or illegal acts involving any aspect of SCM’s business; material misstatements in regulatory filings, SCM’s books and records, or clients’ records; any activity that may be harmful to a client or clients; and deviations from required controls and procedures that safeguard clients and SCM. There will be no negative repercussions for a supervised person who reports any violation, suspected or perceived violation to the CCO and/or CEO. Retribution against anyone who reports a violation is prohibited by the Code of Ethics and will not be tolerated by SCM.

Any violation of this Code may result in any disciplinary action that the CCO deems appropriate, including, but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment, as well as referral to civil or criminal authorities where appropriate.

7.3. Recordkeeping Policy

Records must be maintained for a minimum of two years in SCM’s main office and three additional years in an easily accessible place for a total of five years.

The following records shall be maintained for the required document retention period:

●	A copy of each Code that has been in effect at any time during the last five years.
●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred
●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was a supervised person. (These records must be kept for five years after the individual ceases to be a supervised person of the Firm.)
●	Holdings and transaction reports made pursuant to the Code, including any brokerage account statements.
●	A list of the names of persons who currently, or within the past five years, were access persons.
●	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in IPOs and limited offerings for at least five years after the fiscal year in which approval was granted.
●	A record of any decisions and supporting reasons that grant access persons a waiver from or exception to the Code. Maintain for five years.
●	Copies of all reports regarding the annual review of the Code. Maintain for five years.

Further Information

For further information regarding the Code of Ethics please contact the CCO.

Vicki Lynn Ellis

 Chief Compliance Officer

412.344.7690 x103

vellis@symonscapital.com

Exhibit A

SYMONS CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

RECEIPT AND ACKNOWLEDGEMENT

I hereby certify that:

●	I have received a copy of the Code of Ethics dated January 11, 2019.

●	I have read, understand and agree to comply with all provisions of the Code of Ethics.

●	I will report any suspected violations of the Code of Ethics immediately to the CCO.

●	I have not been subject to any disciplinary action by securities regulators, government agencies or law enforcement in the past year.

●	I will report any such disciplinary action by securities regulators, government agencies or law enforcement immediately to the CCO.

●	I will notify the CCO if I become involved in, or become aware, of any potential reportable event such as:

○	Being arrested, charged, indicted or otherwise becoming the subject of a criminal matter, including entering a plea, being convicted, or settling the matter (excluding minor traffic violations);

○	Any regulatory, self-regulatory, or professional organization inquiry, investigation or proceeding, including being subject to a finding, fine, penalty, administrative action or conviction by any of these organizations.

○	Any civil litigation or arbitration regarding SCM in my professional capacity either at SCM or elsewhere. o Any investigation into allegations of misconduct or malpractice in connection with any business activity.

○	Becoming the subject of any judgement, debt order or bankruptcy proceeding, or entering into a compromise with creditors regarding the payment of any debt.

○	Receiving a subpoena, inquiry or request from a governmental, regulatory, self-regulatory or administrative agency, or a claimant, plaintiff or outside attorney that involves or has the potential to involve SCM.

○	Plan to file a lawsuit or make any voluntary regulatory filing with regard to an SCM business-related matter (excluding matters related to your employment).

○	Receive a complaint from a customer or other third party in relation to the Firm’s activities, whether orally or in writing.

Signature

Print Name	Date

(Acknowledgment delivered and completed electronically. Keep a copy of the Code of Ethics as a personal reference.)

Exhibit B

SYMONS CAPITAL MANAGEMENT, INC.

Outside Business Activity Notification Form

Name of Colleague:
(Type or Print)

It is important that you notify Symons Capital Management, Inc. (referred to as “SCM”) if you are, or plan to be, involved in any outside business activity or employment. This notification must be made prior to engaging in the activity. (See Compliance Manual Section 27.) SCM considers this signed document as receipt of such notification during the period in which you are a colleague of the firm.

Please complete, sign, and date this notification form and return it to the Chief Compliance Officer (CCO), if you are an existing or future colleague of SCM. A copy of this form should be retained for your records and changes should be promptly reported to the CCO.

1.	Have you ever been subject to disciplinary action from a financial or securities regulatory authority? [ ]; NO [ ] YES If “yes” please explain: ___________ ____________________________ _________________________________________________________

2.	Are you currently involved in any business other than SCM, including any volunteer organizations, committees or board positions? [ ] NO [ ] YES

3.	Name of Business:

Address:

Phone Number:

4.	Nature of business (i.e., registered investment advisor, insurance agency, real estate, etc.).

5.	Are you using a Doing Business As Name (d/b/a) in conjunction with this outside activity? [ ] NO [ ] YES

If so, what is the d/b/a?

6.	Explain the organizational status of this business (i.e., a corporation, partnership, sole proprietorship, LLC, etc.).

List state and date of incorporation/creation:

7.	Date of employment:

8.	List your title/position:

9.	Duties of your position:

10.	Percentage of your time spent in activities involving the business:

11.	Names of other colleagues and positions held in this business:

12.	Is this business disclosed on your most current Form U4? [ ] NO [ ] YES

13.	Do you have a financial interest in the business? [ ] NO [ ] YES

If so, what is the total dollar amount of such interest?

14.	How are you compensated by this business?

15.	Estimated annual income from this business?

I authorize SCM to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. Furthermore, I authorize these entities or individuals to release to SCM any information that it requests about my employment, affiliation and/or activities with this organization.

The foregoing is true and correct.

Printed Colleague Name	Colleague Signature	Date

Notes/comments/verifications:

Received and Reviewed:
	Vicki Lynn Ellis, Chief Compliance Officer	Date

Exhibit C

Symons Capital Management, Inc.

Annual Personal Securities Holdings

Name:
For the period ending December 31, ____, the following list of accounts discloses all publicly traded securities owned directly or indirectly by me or by members of my immediate family or dependents.

Account Title	Custodian/Broker	Account Number	Comments

Signed:	Date: